Exhibit 4.6

PLEDGE OF DEBENTURES DATED AS OF OCTOBER 4, 2013

BETWEEN:	APTALIS PHARMA CANADA INC., a corporation amalgamated under the laws of Canada;

(together with its successors and permitted assigns, the “Pledgor”)

AND:	THE SECURED PARTIES (as hereinafter defined);

(each, a “Pledgee”, and collectively, the “Pledgees”)

WHEREAS Aptalis Pharma Inc. and the Pledgor, as borrowers, Bank of America, N.A., as administrative agent and the lenders identified therein are among the parties to a Credit Agreement dated on or about October 4, 2013 (as may be amended, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make available to the Borrowers the Facility provided therein; WHEREAS the Pledgor has issued this day a debenture in the amount of US $1,700,000,000 pursuant to a deed of hypothec executed in favour of Bank of America, N.A., acting as fondé de pouvoir of the debentureholders thereunder, on October 3, 2013 (as amended, modified or supplemented from time to time, the “Hypothec”).

NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Capitalized terms used herein and defined in the Credit Agreement will have the meaning ascribed to them in the Credit Agreement unless otherwise defined herein.

1.2	“Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.

1.3	“Canadian Security Agreement” means the Ontario law governed pledge and security agreement dated on or about October 4, 2013 between, among others, the Pledgor and the Agent, as the same may be amended, supplemented, restated or replaced from time to time.

1.4	“Debenture” means the Debenture in the principal amount of US $1,700,000,000 dated this day, issued pursuant to the Hypothec.

1.5	“Event of Default” has the meaning ascribed thereto in the Canadian Security Agreement.

1.6	“Secured Obligations” means the “Obligations” as defined in the Credit Agreement other than all present and future obligations at any time owing by the Grantor or any of the other Loan Parties in respect of the payment of bonds or other titles of indebtedness (including the Debenture).

1.7	“Secured Parties” means the Lenders, the other creditors of any Secured Obligations from time to time and the Agent.

2.	DELIVERY AND PLEDGE OF THE DEBENTURE

The Pledgor has pledged the Debenture in favour of the Pledgees for an amount of C$3,000,000,000 by delivering same on the date hereof to the Agent for the benefit of the Pledgees. The Agent hereby acknowledges receipt of the certificate representing the Debenture (certificate No. 1) on the date hereof at the City of Montreal, Province of Quebec and the Agent will hold same and exercise its rights hereunder and as payee thereof for the benefit of the Pledgees. The Pledgor consents to the Agent holding the Debenture for the benefit of the Pledgees.

3.	SECURED OBLIGATIONS

The pledge of the Debenture herein contemplated shall secure the payment and the performance of the Secured Obligations. The pledge shall be continuing security and will subsist notwithstanding any fluctuation or repayment of the obligations secured hereby. The Pledgor shall be deemed to obligate itself again, as provided in Article 2797 of the Civil Code of Québec, with respect to any future obligation hereby secured.

4.	COVENANTS

The Pledgor hereby:

4.1	acknowledges that the Agent acting on its own behalf and on behalf of each of the other Pledgees will for all the purposes contemplated in the Hypothec be deemed to be the holder of the Debenture pledged hereunder and will benefit from all of the rights of a Debentureholder under the Hypothec;

4.2	covenants that, upon demand from the Agent, it will perform all acts and execute all deeds and documents necessary to give full effect to this Agreement and to ensure that it is at all times enforceable, including without limitation the execution of any written acknowledgement that the Debenture or any portion thereof is pledged in favour of any Pledgee which is not a Secured Party as at the date hereof and that any certificate representing the Debenture or any portion thereof is held by the Agent on behalf and in favour of such Pledgee.

5.	EVENT OF DEFAULT

5.1	Notwithstanding the fact that the Debenture is payable on demand, each Pledgee agrees that it will not demand, or cause to be demanded, payment of the Debenture, including, without limitation, interest thereon, until such time as an Event of Default has occurred and is continuing. It is further agreed that the Pledgor will have no obligation to make, and the Pledgees will not be entitled to receive, payment under the Debenture for any amount in excess of the Secured Obligations.

5.2	The Agent may, upon the occurrence of an Event of Default and provided same is continuing, demand payment of the Debenture, collect payment of the principal and interest thereof, and exercise all of the rights and remedies arising from the security constituted hereunder or permitted by applicable law, all of which rights and remedies will be cumulative, and none of which will be exclusive.

6.	MISCELLANEOUS

6.1	The parties hereto hereby expressly waive the provisions and protection of Section 32 of An Act respecting the special powers of legal persons (Québec) and specifically authorize the Agent and any partnership or legal person whereof the Agent is a member or officer, to act as Debentureholder.

6.2	This Agreement and the Debenture are in addition to and not in substitution of or in replacement for any other hypothec, pledge, security, guarantee or other right held by or benefiting to each Pledgee.

6.3	This Agreement will be governed by the laws applicable in the Province of Québec.

6.4	The parties hereto confirm that they have expressly requested that this agreement and all related documents be drafted in English. Les parties aux présentes confirment avoir expressément demandé que la présente convention et tous les documents s’y rapportant soient rédigés en anglais.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this pledge of debentures as of the day and year first written above.

APTALIS PHARMA CANADA INC.

Per:	/s/ Steve Gannon
Name: Steve Gannon Title: Senior Vice President, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., in its capacity as Agent and on behalf of the other Pledgees.

Per:	/s/ Mathieu Dubord
Name: Mathieu Dubord Title: Vice President